PRESS RELEASE


EFC BANCORP, INC. SHAREHOLDERS APPROVE MERGER WITH MAF BANCORP, INC.


Elgin, Illinois, December 15, 2005, EFC Bancorp, Inc. (AMEX: EFC) announced today that its shareholders overwhelmingly approved the pending merger with MAF Bancorp, Inc. at a meeting held on December 15, 2005. The merger is expected to close in the first quarter of 2006, subject to receipt of all regulatory approvals.

EFC Bancorp, Inc. is a thrift holding company headquartered in Elgin, Illinois with approximately $1.0 billion in total assets. EFS Bank, the principal subsidiary of EFC Bancorp, Inc., operates through its executive branch office in Elgin and through eight other full service branches located in Elgin, West Dundee, East Dundee, Carpentersville, Huntley and St. Charles, Illinois.

For further information about the Company and the Bank visit them on the World Wide Web at www.efcbancorp.com and www.efsbank.com, respectively.
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Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time. The Company does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.